Exhibit 15

Report of Independent Accountants

To the Board of Directors and Stockholders of Certified Services, Inc. and Subsidiaries

We have reviewed the accompanying condensed consolidated balance sheet of Certified Services, Inc. as of June 30, 2004, and the related condensed consolidated statements of operations, shareholders’ equity, and cash flows for the for the six and three month periods ended June 30, 2004, and 2003. These interim financial statements are the responsibility of the Registrant’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements in order for them to be in conformity with U.S. generally accepted accounting principles.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey

August 12, 2004